EXHIBIT 2(k)(5)

TRANSFER AGENCY AND REGISTRAR AGREEMENT

AGREEMENT, dated as of July 6, 1989 between The Mexico Fund, Inc. (the “Fund”), a Maryland corporation, and American stock Transfer & Trust Company (the “Transfer Agent”), a New York Corporation.

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the Fund and the Transfer Agent agree as follows:

1. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a) “Articles of Incorporation” shall mean the Articles of Incorporation of the Fund as now in effect and as the same may be amended from time to time;

(b) “Authorized Person” shall be deemed to include the President, any Vice President, the Secretary, any Assistant Secretary, Treasurer, or any Assistant Treasurer, or any other person, whether or not such person is an officer or employee of the Fund, duly authorized to give Written Instructions on behalf of the Fund as indicated in a certificate furnished to the Transfer Agent pursuant to Section 6(c) hereof or such other certification as may be received by the Transfer Agent from time to time;

(c) “Custodian” refers to the custodian(s) and any sub custodian(s) of all securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such custodian(s) pursuant to the custodian agreement(s);

(d) “Shares” refers to the Shares of Common Stock, $1.00 par value, of the Fund as may be issued by the Fund from time to time; and

(e) “Written Instructions” shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent.

2. Appointment of the Transfer Agent. The Fund hereby appoints and constitutes the Transfer Agent as transfer agent and registrar for the Shares of the Fund and as shareholder servicing agent for the Fund. The Transfer Agent accepts such appointments and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties of the Transfer Agent. The Transfer Agent represents and warrants to the Fund that (a) it is a trust company duly organized and existing and in good standing under the laws of New York; (b) it is duly qualified to carry on its business in New York; (c) it is empowered under applicable laws by its charter and by-laws to enter into and perform this Agreement; (d) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; (e) it has and covenants, so long as it serves as transfer agent to the Fund as provided herein, that it will maintain, liability coverage in an amount not less than $25 million; and (f) it has and covenants, so long as it serves as transfer agent to the Fund as provided herein, that it will continue to have, access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4. Representations and Warranties of the Fund. The Fund represents and warrants to the Transfer Agent that (a) it is a corporation duly organized and existing and in good standing under the laws of Maryland; (b) it is empowered under applicable laws and by its Articles of Incorporation and bylaws to enter into and perform this Agreement; (c) all proceedings required by said Articles of Incorporation and bylaws have been taken to authorize it to enter into and perform this Agreement; and (d) it is a diversified management investment company registered under the Investment Company Act of 1940, as amended.

5. Compensation. The Fund will compensate or cause the Transfer Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the Fee Agreement dated July 6, 1989. The Transfer Agent will bill the Fund on a quarterly basis in arrears, and said billings will be detailed in accordance with this Section 5 and the Fee Agreement. The Fund will promptly pay to the Transfer Agent the amount of such billing.

In addition, the Fund shall reimburse the Transfer Agent quarterly in arrears for reasonable out-of-pocket expenses incurred on behalf of the Fund, including postage and mailing. The Transfer Agent shall submit itemized statements to the Fund with each request for reimbursement. Reimbursement by the Fund for expenses incurred by the Transfer Agent during any quarter shall be made as soon as practicable after the receipt of the itemized statement from the Transfer Agent.

6. Documents. In connection with the appointment of the Transfer Agent, the Fund shall, on or before the date this Agreement goes into effect, but in any case, within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder, deliver or cause to be delivered to the Transfer Agent the following documents:

(a) If applicable, specimens of the certificates for the Shares of the Fund;

(b) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

(c) Certified copies of each vote of the Board of Directors of the Fund designating Authorized Persons and signature cards bearing the signature of any officer of the Fund or other Authorized Person who will sign Written Instructions.

7. Distributions Payable in Shares. In the event that the Board of Directors of the Fund shall declare a distribution payable in Shares, the Fund shall deliver or cause to be delivered to the Transfer Agent written notice of such declaration signed on behalf of the Fund by an officer thereof, upon which the Transfer Agent shall be entitled to rely for all purposes, certifying (i) the identity of the Shares involved, (ii) the number of Shares involved, and (iii) that all appropriate action has been taken.

8. Duties of the Transfer Agent. The Transfer Agent shall be responsible for administering and/or performing transfer agent functions, including, but not limited to, those duties outlined in Schedule A to this Agreement and any exhibit thereto; for performing all of the customary services of a registrar; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and repurchase (including coordination with the Custodian) of the Shares consistent with applicable regulations from time to time in effect. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Fund and the Transfer Agent.

9. Recordkeeping and Other Information. The Transfer Agent shall obtain all existing Fund records from the Bank of New York and shall create and maintain all necessary records in accordance with all applicable laws and rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section and rules, and will be surrendered promptly to the Fund on and in accordance with its request.

The Transfer Agent and the Fund agree that all books, records (including magnetic tapes), information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

In the case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent shall notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that it may be held liable for failure to exhibit the shareholder records to such person.

10. Other Duties. The Transfer Agent shall perform such duties and functions as are necessary to execute faithfully the covenants set forth in Sections 3(e) and 3(f) of this Agreement. In addition, the Transfer Agent shall perform such other duties and functions as may from time to time be agreed upon in writing between the Fund and the Transfer Agent.

11. Duty of Care and Indemnification. The Transfer Agent will indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent’s bad faith, negligence or willful misconduct. The obligations of the Transfer Agent under this Section shall survive the termination of this Agreement.

12. Termination of Agreement. This Agreement shall be effective as of the date first written above. This Agreement may be terminated at any time without payment of any fee or penalty by vote of the holders of a majority of the outstanding voting securities of the Fund or by a vote of a majority of the Board of Directors of the Fund on written notice to the Transfer Agent, or by the Transfer Agent on 60 days’ written notice to the Fund. In the event such notice is given by the Fund, it shall be accompanied by a resolution of the Board of Directors of the Fund, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon such termination, the Transfer Agent will deliver to such successor a certified list of shareholders of the Fund (with names and addresses), a historical record of the account of each shareholder and the status thereof, and all other relevant books, records (including magnetic tapes), correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the successor transfer agent or transfer agents, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent’s personnel in the establishment of books, records and other data by such successor or successors.

Notwithstanding any other provision of this Agreement, in the event that the Fund is not satisfied with the services of the Transfer Agent and determines to retain the services of another transfer agent, the Transfer Agent shall pay all expenses incurred by the Fund in transferring its account and records to another transfer agent designated by the Fund.

13. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

14. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

The Mexico Fund, Inc.

77 Aristoteles St., 3rd Floor

Polanco

11560 Mexico DF

Mexico

Attention: José Luis Gomez-Pimienta

with copy to:

Dechert Price & Rhoads

1500 K Street, N.W., Suite 500

Washington, D.C. 20005

Attention: Allan S. Mostoff, Esquire

To the Transfer Agent:

American Stock Transfer & Trust Company

99 Wall Street

New York, NY 10005

Attention: Michael Karfunkel

(b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of Maryland.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first above written.

The Mexico Fund, Inc.

By:	/s/ José Luis Gomez-Pimienta
José Luis Gomez-Pimienta President

American Stock Transfer & Trust Company

By:	/s/ Geraldine M. Zarbo
Geraldine M. Zarbo
Vice President

Schedule A

DUTIES OF THE TRANSFER AGENT (See Exhibit 1 for Summary of Services)

1. Shareholder Information. The Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include their addresses and which shall indicate whether such Shares are held in certificated or uncertificated form.

2. Shareholder Services. The Transfer Agent or its agent will investigate all inquiries from shareholders of the Fund relating to shareholder accounts, will answer all correspondence and other communications from shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund, and will promptly furnish copies of all such inquiries and answers to the Fund.

3. Share Certificates.

(a) At the expense of the Fund, the Transfer Agent or its agent shall maintain an adequate supply of blank Share certificates to meet the Transfer Agent or its agent’s requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

(b) Among the Transfer Agent’s services included as part of the fee paid by the Fund, the Transfer Agent or its agent shall issue and register stock certificates, process certificates cancelled in excess of the number issued, process legal and special handling transactions, mail stock certificates, and promptly furnish to the Fund reports of daily transfers processed. In addition, the Transfer Agent or its agent also shall maintain all shareholder accounts including processing address changes; opening, closing, and consolidating accounts; maintaining, placing, and removing stock transfers; posting of debit and credit certificate transactions; and soliciting and recording of Social Security information.

(c) The Transfer Agent or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by the Transfer Agent or its agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent or its agent, with the Fund and the Transfer Agent or its agent as obligees under the bond.

(d) The Transfer Agent or its agent also shall maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. The Transfer Agent shall prepare certificate detail reports showing all shares issued and surrendered over a specific period. With respect to Shares held in open accounts or uncertificated form, i.e no certificate being issued with respect thereto, the Transfer Agent or its agent shall maintain comparable records of the record holders thereof, including their names and addresses. The Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

4. Mailing Communications to Shareholders; Proxy Materials. Among the Transfer Agent’s services included as part of the fee paid by the Fund, the Transfer Agent or its agent will address and mail to shareholders of the Fund, including insertion of enclosures, all reports to shareholders, and will prepare and mail, including insertion of enclosures, all dividend checks and distribution notices and proxy material for any of the Fund’s meetings of shareholders. In connection with meetings of shareholders, the Transfer Agent or its agent, as part of the services included in the fee paid by the Fund, will prepare shareholder lists (including alphabetic, zip code, geographical, share range or descending share analysis), mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, engage in proxy vote solicitation, verify broker bills, report on proxies voted prior to meetings, furnish inspectors of election at shareholder meetings, if requested, and certify Shares voted at meetings.

5. Dividends or Distributions

(a) Notice to Transfer Agent and Custodian. Upon the declaration of each dividend or distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to the Transfer Agent or its agent a copy of a resolution of the Fund’s Board of Directors certified by the Secretary or Assistant Secretary of the Fund setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to Payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to the Transfer Agent or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value, or such other authorization as may be authorized by the Board of Directors of the Fund and provided to the Transfer Agent.

On or before the payment date specified in such resolution of the Board of Directors, the Custodian of the Fund will pay to the Transfer Agent or its agent sufficient cash to make payment to the shareholders of record as of such payment date.

(b) Insufficient Funds for Payments. If the Transfer Agent or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, the Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until such sufficient cash is provided to the Transfer Agent or its agent.

6. Tax Forms. The Transfer Agent will timely file Internal Revenue Forms number 1099 and 1096, including Form 1042S for the annual distribution, and any state tax forms required to be filed.

Exhibit 1

to

Schedule A

Summary of Services

The services to be performed by the Transfer Agent or its agent shall be as follows:

A.	DAILY RECORDS

Maintain daily on disc the following information with respect to each shareholder account as received:

•	Name and Address (Zip Code)

•	Class of Shares

•	Balance of Shares held by Transfer Agent

•	Beneficial owner code: i.e. male, female, joint tenant, etc.

•	Dividend code (reinvestment)

•	Complete register information including the number of Shares held in certificate form, date of issuance and certificate numbers

•	Tax Identification numbers

B.	OTHER DAILY ACTIVITY

•	Answer written and telephonic inquiries relating to shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Fund).

•	Assign an Account Administrator and Assistant Administrator to be available at all times to offer personalized service to the Fund.

•	Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

•	Issue and mail replacement checks.

•	Issue and mail replacement certificates

C.	REPORTS PROVIDED TO THE FUND

Furnish the following reports to the Fund:

•	Daily financial totals